FOR IMMEDIATE RELEASE

                 AUDIOVOX CLOSES ACQUISITION OF THOMSON AMERICAS
                     CONSUMER ELECTRONICS ACCESSORY BUSINESS

HAUPPAUGE, NY, JANUARY 29, 2007 - Audiovox Corporation (NASDAQ: VOXX), announced today that it has completed its acquisition of Thomson's Americas consumer electronics accessory business for a total purchase price of approximately $59 million, which includes the working capital adjustment.

As announced on December 21, 2006, Audiovox has acquired the rights to the RCA brand for Consumer Electronics accessories. The acquisition also includes the Recoton, Spikemaster, Ambico and Discwasher brands for use on any products and the Jensen, Advent, Acoustic Research and Road Gear brands for accessory products. Audiovox already owns Jensen, Advent, Acoustic Research and Road Gear brands for electronics products as part of prior acquisitions.

Patrick Lavelle, President and CEO of Audiovox stated, "We are pleased to have closed on this transaction and believe the assimilation of Thomson's product lines and personnel into our operations will be seamless, as we sell to many of the same customers and have already taken the steps to streamline our operations in anticipation of this deal. This acquisition significantly enhances our brand portfolio, strengthens our position in the consumer electronics accessories business and puts us in a better position to generate higher returns for our shareholders."

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2005 and its Form 10-Q for the fiscal third quarter ended November 30, 2006.

Company Contacts
Glenn Wiener, GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com

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